Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-189896

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED OCTOBER 19, 2015

República Oriental del Uruguay US$1,700,000,000 4.375% Bonds due 2027

 Pursuant to this prospectus supplement, the Republic of Uruguay (“Uruguay”) is offering 4.375% US$ Bonds due 2027 (the “Bonds”).

Maturity	Status
The Bonds will mature on October 27, 2027. See “Description of the Bonds.”	Direct, unconditional and unsecured external indebtedness of Uruguay.

Principal	Issuance
Principal will be repaid in three nominally equal installments on October 27, 2025, October 27, 2026, and at maturity.	Issued through the book-entry system of The Depository Trust Company on or about October 27, 2015.

Interest	Listing
Interest will be payable in arrears on April 27 and October 27 of each year, commencing on April 27, 2016.	Application will be made to admit the Bonds to the Luxembourg Stock Exchange and to have the Bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

The Bonds contain collective action clauses with provisions regarding future modifications to the terms of debt securities issued under the indenture. Under these provisions, which differ from the terms of Uruguay’s public foreign debt issued prior to the date hereof, and that are described beginning on page 8 of the accompanying prospectus dated October 19, 2015, Uruguay may amend the payment provisions of any series of debt securities (including the notes) and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, whether or not the “uniformly applicable” requirements are met, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

	Per Bond(1)	Total
Public Offering Price (2)	99.140%	US$1,685,380,000
Underwriting Discount	0.095%	US$1,615,000
Proceeds, before expenses, to Uruguay	99.045%	US$1,683,765,000

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(1) As a percentage of principal amount.

(2) Plus accrued interest from October 27, 2015 if settlement occurs after that date.

Investing in the Bonds involves risks. See “Risk Factors and Investment Considerations” on page S-6 of this prospectus supplement.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

Any offer or sale of Bonds in any member state of the European Economic Area which has implemented Directive 2003/71/EC as amended by Directive 2010/73/EU (the “Prospective Directive”) must be addressed to qualified investors (as defined by the Prospective Directive).

Joint Bookrunners

Citigroup	HSBC	Itaú BBA

The date of this prospectus supplement is October 19, 2015.

INTRODUCTION

This prospectus supplements the Republic of Uruguay’s prospectus dated October 19, 2015, setting forth in general terms the conditions of the securities of the Republic of Uruguay issued under the trust indenture under which the Bonds will be issued and should be read together with the 2014 Annual Report (as defined below).

The Bonds that Uruguay issues in the United States are being offered under Uruguay’s registration statement (file no. 333-189896) (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) on July 11, 2013 as amended by the Pre-Effective Amendment No. 1 filed with the SEC on July 29, 2013. The accompanying prospectus is part of the Registration Statement, which became effective on July 30, 2013. The accompanying prospectus provides you with a general description of the debt securities that Uruguay may offer. This prospectus supplement contains specific information about the terms of the Bonds and may add or change information provided in the accompanying prospectus. Consequently, you should read this prospectus supplement together with the accompanying prospectus, as each contains information regarding Uruguay, the Bonds and other matters. You can inspect these documents at the office of the SEC listed in this prospectus supplement under “General Information—Where You Can Find More Information.” Uruguay has not authorized anyone else to provide you with different information. Uruguay and the underwriters are offering the Bonds only in jurisdictions where it is lawful to do so.

Uruguay is furnishing this prospectus supplement and the prospectus solely for use by prospective investors in connection with their consideration of a purchase of the Bonds. Uruguay confirms that:

●	the information contained in this prospectus supplement and the accompanying prospectus is true and correct in all material respects and is not misleading;

●	it has not omitted other facts the omission of which makes this prospectus supplement and the accompanying prospectus as a whole misleading; and

●	it accepts responsibility for the information it has provided in this prospectus supplement and the accompanying prospectus.

The Bonds are offered for sale in the United States and other jurisdictions where it is legal to make these offers. The distribution of this prospectus supplement and the accompanying prospectus, and the offering of the Bonds in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come and investors in the Bonds should inform themselves about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Accordingly, no Bonds may be offered or sold, directly or indirectly, and neither this prospectus supplement nor any offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations and the underwriters have represented that all offers and sales by them will be made on the same terms. Persons into whose possession this prospectus supplement comes are required by Uruguay and the underwriters to inform themselves about and to observe any such restriction. In particular, there are restrictions on the distribution of this prospectus supplement and the offer or sale of Bonds in Canada, Dubai International Financial Centre, European Economic Area (“EEA”), Switzerland and the United Kingdom, see the section entitled “Plan of Distribution”.

In any EEA Member State that has implemented the Prospectus Directive, this communication is only addressed to and is only directed at qualified investors in that Member State within the meaning of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of Bonds in any Member State of the EEA (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Bonds. Accordingly any person making or intending to make any offer within the EEA of Bonds which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for Uruguay or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Uruguay nor the underwriters have authorized, nor do they authorize, the making of any offer (other than Permitted Public Offers) of Bonds in circumstances in which an obligation arises for Uruguay or the underwriters to publish a prospectus for such offer.

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For the purposes of this provision, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.

INCORPORATION BY REFERENCE

Documents Filed with the SEC

The SEC allows Uruguay to incorporate by reference some information that Uruguay files with the SEC. Uruguay can disclose important information to you by referring you to those documents. The following documents, which Uruguay has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus supplement and any accompanying prospectus with the exception of documents incorporated therein:

●	Uruguay’s annual report on Form 18-K for the year ended December 31, 2014, filed with the SEC on August 24, 2015 (File No. 333-07128) (the “2014 Annual Report”);

●	Amendment No.1 on Form 18-K/A to the 2014 Annual report filed with the SEC on October 19, 2015 (File No. 333-07128); and

●	Amendment No.2 on Form 18-K/A to the 2014 Annual report filed with the SEC on October , 2015 (File No. 333-07128).

Any person receiving a copy of this prospectus supplement may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

República Oriental del Uruguay
c/o Ministry of Economy and Finance
Colonia 1089 – Third Floor
11.100 Montevideo
República Oriental del Uruguay
Fax No: +598-2-1712-2688
Attention: Debt Management Unit

SCHEDULED DATA DISSEMINATION

Uruguay is a subscribing member of the International Monetary Fund’s (“IMF”) Special Data Dissemination Standard or SDDS. See “Data Dissemination” in the accompanying prospectus. Precise dates or “no-later-than-dates” for the release of data by Uruguay under the SDDS are disseminated in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board located at http://dsbb.imf.org. Neither the government nor the underwriters acting on behalf of Uruguay in connection with the offer and sale of securities as contemplated in this prospectus supplement accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus supplement.

CERTAIN DEFINED TERMS AND CONVENTIONS

Currency of Presentation

Unless otherwise stated, Uruguay has converted historical amounts translated into U.S. dollars (“U.S. dollars”, “dollars” or “US$”) or pesos (“pesos,” “Uruguayan pesos” and “Ps.”) at historical annual average exchange rates. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

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SUMMARY OF THE OFFERING

The information below presents a summary of certain terms of the  4.375% US$ Bonds due 2027 (the “Bonds”). This summary must be read as an introduction to this prospectus supplement and prospectus and any decision to invest in the Bonds should be based on a consideration of this prospectus supplement and the accompanying prospectus as a whole, including the documents incorporated by reference. This summary does not contain all of the information that may be important to you as a potential investor in the Bonds. You should read the indenture and the form of Bonds before making your investment decision. Uruguay will file the indenture and the form of Bonds with the SEC and will also file copies of these documents at the offices of the trustee.

Issuer	The Republic of Uruguay.

Indenture	The Bonds are being issued under an indenture to be dated on or about October 27, 2015.

Principal Amount	US$1,700,000.

Issue Price	99.140% of the principal amount, plus interest accrued from October 27, 2015, if settlement occurs after that date.

Maturity	October 27, 2027.

Payment of Principal	Principal will be repaid in three nominally equal installments on October 27, 2025, October 27, 2026, and at maturity.

Payment of Interest	Amounts due in respect of interest will be accrued and paid semi-annually in arrears on April 27 and October 27 of each year commencing on April 27, 2016. Interest on the Bonds will be calculated on the basis of a 360-day year of twelve 30-day months.

Form and Settlement	Uruguay will issue the Bonds in the form of one or more fully registered global securities, without interest coupons. No Bonds will be issued in bearer form.

Denominations	Uruguay will issue the Bonds only in minimum denominations of US$1.00 and integral multiples of US$1.00 in excess thereof.

Withholding Tax and Additional Amounts	All payments by Uruguay in respect of the Bonds will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Uruguay or any political subdivision or taxing authority or agency therein or thereof having the power to tax (for purposes of this paragraph, a “relevant tax”) except as set forth in “Description of the Debt Securities—Additional Amounts” in the accompanying prospectus.

Further Issues	Uruguay may from time to time, without the consent of holders of the debt securities of a series, create and issue additional debt securities having the same terms and conditions as the debt securities of such series in all respects, except for issue date, issue price and the first payment on the debt securities; provided, however, that any additional debt securities subsequently issued shall be issued, for U.S. federal income tax purposes, either (a) as part of the “same issue” as the debt securities, (b) in a “qualified reopening” of the debt securities; or (c) with no greater amount of original issue discount than the previously outstanding debt securities as of the date of the issue of such additional debt securities, unless such additional debt securities have a separate CUSIP, ISIN or other identifying number from the previously outstanding debt securities. Such additional debt securities will be consolidated with and will form a single series with the previously outstanding debt securities.

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Governing Law and Jurisdiction	New York.

Settlement Date	October 27, 2015.

Listing	Application will be made to admit the Bonds to the Luxembourg Stock Exchange and to have the Bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

Taxation	For a discussion of U.S. federal tax consequences associated with the Bonds, see “Taxation” in the accompanying prospectus. For a discussion of Uruguayan tax consequences associated with the Bonds, see “Taxation—Uruguayan Income Tax Consequences” in this prospectus supplement and “Taxation” in the accompanying prospectus. You should consult your own tax advisors regarding the possible tax consequences under the laws of jurisdictions that apply to you and to your ownership and disposition of the Bonds.

Trustee	The Bank of New York Mellon.

Luxembourg Listing Agent	The Bank of New York Mellon (Luxembourg) S.A.

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RISK FACTORS AND INVESTMENT CONSIDERATIONS

An investment in the Bonds involves a significant degree of risk. Investors are urged to read carefully the entirety of the accompanying prospectus together with this prospectus supplement and to note, in particular, the following considerations.

Risk Factors and Investment Considerations Relating to the Bonds

Enforcement of Civil Liabilities; Waiver of Sovereign Immunity.

Uruguay is a foreign sovereign state. Consequently, it may be difficult for you or the trustee to obtain or enforce judgments of courts in the United States or elsewhere against Uruguay. See “Description of the Securities—Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment,” in the accompanying prospectus.

Market for the Bonds.

Uruguay has been advised by the underwriters that the underwriters may make a market in the Bonds but they are not obligated to do so and may discontinue market making at any time without notice. Application will be made to admit the Bonds to the Luxembourg Stock Exchange and to have the Bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the Bonds. The price at which the Bonds will trade in the secondary market is uncertain.

Risk Factors and Investment Considerations Relating to Uruguay

Uruguay’s economy remains vulnerable to external shocks and to adverse developments affecting its major trading partners or by more general “contagion” effects, which could have a material adverse effect on Uruguay’s economic growth and its ability to rely on the international capital markets as a source of financing.

Investment in emerging market economies generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from international and domestic developments. Uruguay’s economy remains vulnerable to external shocks, including those relative to or similar to the global economic crisis that began in 2008 and the recent uncertainties surrounding European sovereign debt. Uruguay’s economy is also vulnerable to adverse developments affecting its principal trading partners. A significant decline in the economic growth of any of Uruguay’s major trading partners could have a material adverse impact on Uruguay’s balance of trade and adversely affect Uruguay’s economic growth.

In addition, because reactions of “international investors” to events occurring in one market, particularly emerging markets, frequently appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, Uruguay could be adversely affected by negative economic or financial developments in other markets. Furthermore, the ongoing instability affecting the European financial markets could adversely affect investors’ confidence in other markets, such as Uruguay.

There can be no assurance that external shocks and uncertainties affecting members of the European Union or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America. These events, as well as economic and political developments affecting the economies of Uruguay’s principal trading partners, may adversely affect Uruguay’s ability to raise capital in the external debt markets in the future, as well as its economic condition.

Domestic factors could lead to a reduced growth and decrease of foreign investment in Uruguay.

Adverse domestic factors, such as domestic inflation, high domestic interest rates, exchange rate volatility and political uncertainty, could lead to lower growth in Uruguay, declines in foreign direct and portfolio investment and potentially lower international reserves. In addition, any of these factors may adversely affect the liquidity of, and trading markets for, Uruguay’s bonds.

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USE OF PROCEEDS

The net proceeds to Uruguay from the sale of the Bonds will be approximately US$1,683,645,000, after deduction of the underwriting discount and of certain expenses payable by Uruguay estimated at US$120,000  in the aggregate. Uruguay intends to use the net proceeds of the sale of the Bonds for general purposes of the government, including financial investment and the refinancing, repurchase or retiring of domestic and external indebtedness and may use a portion of such net proceeds for liability management transactions, which may include payment of the purchase price for certain outstanding bonds of Uruguay (the “Old Bonds”) that Uruguay may purchase pursuant to the offer to purchase for cash on the terms and subject to the conditions set forth in an offer to purchase, dated October 19, 2015 (the “Offer to Purchase”).

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RECENT DEVELOPMENTS

The information contained in this section supplements the information about Uruguay corresponding to the headings below that are contained in Exhibit 99.D to Uruguay’s annual report on Form 18-K, for the fiscal year ended December 31, 2014. To the extent the information in this section differs from the information contained in such annual report, the information in this section replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

REPÚBLICA ORIENTAL DEL URUGUAY

Gross Domestic Product and Structure of the Economy

Uruguay’s GDP increased by 2.1% during the first six months of 2015 compared to the same period in 2014.

The following table sets forth the components of Uruguay’s GDP and their respective growth rates for the periods indicated.

Change in Gross Domestic Product by Expenditure
(% change from previous period, except as otherwise indicated, 2005 prices)

January/June 2014/2015(1)(2)
Government consumption	2.2%
Private consumption	0.6
Gross fixed investment	(2.6)
Public sector	(8.6)
Private sector	(1.3)
Exports of goods and services	2.2
Imports of goods and services	(0.7)
Total GDP	2.1

__________________

(1) Preliminary data.

(2) January 1- June 30, 2015 compared to January 1- June 30, 2014.

Source: Banco Central.

Principal Sectors of the Economy

The following table sets forth information regarding changes in GDP by expenditure for the periods indicated.

Change in Gross Domestic Product by Sector
(% change from previous period, except as otherwise indicated, 2005 prices)

January/June 2014/2015(1)(2)
Primary activities	3.6%
Manufacturing	10.6
Electricity, gas and water	(24.0)
Construction	(3.8)
Commerce, restaurants and hotels	(1.1)
Transportation, storage and communications	4.9
Other services(3)(4)(5)	2.4

__________________

(1) Preliminary data.

(2) January 1- June 30, 2015 compared to January 1- June 30, 2014.

(3) Data includes mining.

(4) Includes public sector services and other services.

(5) Data for the periods January/June 2014/2015 includes real estate, business, financial and insurance services.

 Source: Banco Central.

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Growth in the manufacturing sector (10.6% in the first six months of 2015 compared to the same period in 2014) was mainly driven by the expansion of the paper pulp sector. Growth in primary activities (3.6% in the first six months of 2015 compared to the same period of 2014) was mainly due to an increase in forestry, partially offset by a decline in agriculture and livestock.

The electricity, gas and water sector contracted by 24.0% in the first six months of 2015 compared to the same period in 2014, mainly as a result of a decrease in the generation and distribution of electricity due to lower hydroelectric generation due to the drought that extended through the first six months of 2015.

The decline in the construction sector (3.8% in the first six months of 2015 compared to the same period of 2014) was due to lower public and private sector investment. In particular, the completion of the construction of the “Montes del Plata” paper pulp mill in Colonia and the decrease of road works and telecommunications, which were partially offset by the increase of generation and conduction of electricity works.

Economic activity during the second quarter of 2015 contracted with respect to the same period in 2014, with GDP decreasing by 0.1%, mainly as a result of negative growth in the electricity, gas and water sector, the construction sector and the commerce, restaurants and hotels sector, which was partially offset by growth in primary activities, manufacturing, transportation, storage and communications, and other services.

Role of the State in the Economy

The agreement between Gas Sayago S.A. (owned by UTE and ANCAP) and Gas Natural Licuado del Sur S.A (“GNLS”), a consortium comprised of GDF Suez S.A. and the Japanese company Marubeni, in connection with the concession awarded by the government in May 2013 for the construction and operation of Gas Sayago, a LNG regasification facility in Montevideo, was terminated in September 2015 following an impossibility to perform by GNLS’s subcontractor, OAS S.A. Under the terms of the agreement, the Republic was paid U.S.$100 million by GNLS on account of such termination. The Republic expects to launch a new international bidding process for the construction of the facility.

Employment, Labor and Wages

Employment

Estimates of the National Statistics Institute indicate that the average nationwide unemployment rate stood at 7.6% in August 2015, compared to 6.7% in August 2014, while the average nationwide employment rate decreased to 58.4% in August 2015, compared to 59.9% in August 2014.

Wages

For the 12-month period ended August 31, 2015, average real wages decreased by 0.5% compared to an increase of 4.8% for the 12-month period ended August 31, 2014. During this period, public sector real wages increased by 0.1%, while average private sector real wages decreased by 0.8%.

FOREIGN MERCHANDISE TRADE

Merchandise exports for the 12-month period ended August 31, 2015 totaled US$8.0 billion, compared to US$9.4 billion for the same period in 2014. Merchandise imports totaled US$10.4 billion for the 12-month period ended August 31, 2015, compared to US$11.9 billion for the 12-month period ended August 31, 2014.

Merchandise trade for the 12-month period ended August 31, 2015 recorded a deficit of US$2.4 billion, compared to a deficit of US$2.5 billion for the 12-month period ended August 31, 2014.

BALANCE OF PAYMENTS

In the 12-month period ended June 30, 2015, Uruguay’s balance of payments registered a deficit of US$75 million, compared to a surplus of US$3.6 billion for the 12-month period ended June 30, 2014.

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Current Account

Uruguay’s current account for the 12-month period ended June 30, 2015 recorded a deficit of US$2.3 billion, compared to a deficit of US$3.0 billion for the 12-month period ended June 30, 2014.

The decrease in the current account deficit was mainly attributable to a decrease in imports, which decreased by US$1.8 billion over the 12-month period ended June 30, 2015, at a pace faster than exports, which decreased by US$0.9 billion during the same period (primarily as a result of the significant decrease in international oil prices).

Capital and Financial Account

Uruguay’s capital and financial account recorded a surplus of US$2.6 billion for the 12-month period ended June 30, 2015, compared to a US$6.7 billion surplus for the 12-month period ended June 30, 2014.

Portfolio investment totaled US$1.3 billion for the 12-month period ended June 30, 2015, compared to US$2.6 billion for the 12-month period ended June 30, 2014. Foreign direct investment decreased to US$2.4 billion for the 12-month period ended June 30, 2015 compared to the US$3.1 billion for the 12-month period ended June 30, 2014.

MONETARY POLICY AND INFLATION

Monetary Policy

Banco Central achieved its intermediate monetary policy for the third quarter of 2015. Aggregate M1’ increased 7.2% in the third quarter of 2015 compared to the same period in 2014, within the target range set by Banco Central of 7% - 9% for the third quarter of 2015. In October 2015, Banco Central set the target increase range for the M1’ monetary aggregates for the fourth quarter of 2015 at 7% - 9%.

Inflation

The following table shows changes in consumer prices (CPI) and wholesale prices (WPI) for the periods indicated.

	Percentage Change from Previous Year at Period End
	Consumer Prices	Wholesale Prices
For the 12 months ended September 30, 2015	9.1%	6.6%

Source: National Institute of Statistics.

The 12-month rolling consumer price inflation rate reached 9.1% for the period ended September 30, 2015. For the 12-month period ended September 30, 2015, wholesale prices showed an increase of 6.6%.

The weighted average annual interest rate for 91 to 180 day term deposits in U.S. dollars in the banking system was 0.6%, 0.5% and 0.4% in December 2009, December 2010 and December 2011, respectively. This rate was 0.4% in December 2012, 0.3% in December 2013, 0.3% in December 2014 and remained at 0.3% in June 2015. The weighted average annual interest rate for 91 to 180 day term deposits in pesos in the banking system was 5.2% in December 2009. This rate stood at 5.2% in December 2010, 4.7% in December 2011, 4.8% in December 2012, 5.2% in December 2013, 5.3% in December 2014 and declined to 5.2% in June 2015.

Foreign Exchange

The following table shows the high, low, average and period-end peso/U.S. dollar exchange rates for the dates and periods indicated.

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Exchange Rates (1)
(pesos per US$)

	High	Low	Average	Period-End
For the 12 months ended September 30, 2015	29.133	23.507	25.948	29.097

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(1) Daily interbank end-of-day bid rates.

Source: Banco Central.

FISCAL POLICY

The government submitted the five-year budget bill for the period 2015-2019 to Congress on August 31, 2015. The proposed budget takes into account macroeconomic developments in the region and is based on the sustainability of public finances, macroeconomic stability, economic growth and the need to further advance social policies. Subject to congressional debate and approval of the bill to be submitted by government, President Vazquez is expected to sign into law the 2015-2019 budget by December 2015.

The government’s bill contemplates a reduction of the consolidated public sector deficit from 3.5% of GDP in 2014 to 2.5% of GDP in 2019. The budget also contemplates an increase in the public sector primary balance from (0.6%) of GDP in 2014 to 1.0% of GDP in 2019. The government seeks to earmark increased revenues for expanded infrastructure investments and social expenditures. In addition, in July 2015, President Vázquez, announced an infrastructure plan involving investments of US$12.3 billion over the next five years to sustain long-term growth. The infrastructure plan contemplates that slightly more than one third of the investment will be financed with private sector resources.

PUBLIC SECTOR FINANCES

In the 12-month period ended August 31, 2015, Uruguay’s public sector generated an overall deficit of US$2.0 billion (3.6% of GDP), compared to a deficit of US$1.8 million (3.3% of GDP) for the same period ended August 31, 2014.

For the 12-month period ended August 31, 2015, Uruguay’s public sector primary result recorded a deficit of US$166 million (0.3% of GDP), compared to a deficit of US$293 million (0.5% of GDP) for the 12-months ended August 31, 2014.

PUBLIC SECTOR DEBT

Domestic Debt

In the nine month period ended September 30, 2015 the central government issued treasury notes denominated in nominal pesos and linked to the CPI for an aggregate principal amount equivalent to US$1.2 billion.

External Debt

The following table sets forth the total public external debt, net of international reserve assets and certain other assets of Banco Central, as of the date indicated.

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Total Public External Debt, Net of International Reserve Assets
(in millions of US$)

	As of June 30, 2015(1)
Total gross public external debt	US$	19,232
Less external assets:		19,283
Non-financial public sector(2)		139
Banco Central		19,144
Of which:
Banco Central international reserve assets(3)		18,324
Other assets		820
Total public external debt, net of assets	US$	(52)

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(1) Preliminary data.

(2) Commencing in 2014, based on information provided by ANCAP, Banco Central has excluded equity interests held by ANCAP in other entities from this item.

(3) Gold valued for each period at London market prices at end of period.

 Source: Banco Central.

Total Debt

The gross public debt totaled US$34.0 billion as of June 30, 2015, compared to US$33.6 billion as of December 31, 2014.

As of June 30, 2015, 47% of the total gross public debt was denominated in foreign currencies and 53% in Uruguayan pesos, compared to 44% and 56%, respectively, as of December 31, 2014.

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Description of the Bonds

Uruguay is issuing the Bonds under an indenture to be dated on or about October 27, 2015, among Uruguay, and The Bank of New York Mellon, as trustee. The information contained in this section and in the accompanying prospectus summarizes some of the terms of the Bonds and the indenture. You should read the information set forth below together with the section “Description of the Securities” in the accompanying prospectus, which summarizes the general terms of the Bonds and the indenture. You should read the indenture and the form of Bonds before making your investment decision. Uruguay has filed the form of indenture and the form of Bonds with the SEC and will also file copies of these documents at the offices of the trustee.

The accompanying prospectus sets forth the general terms of the Bonds. This prospectus supplement describes the terms of the Bonds in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

The 4.375% US$ Bonds due October 27, 2027 will:

●	be represented by one or more global securities in fully registered form only, without coupons, as more fully described under “Registration and Book-Entry System” below only in minimum denominations of US$1.00 and integral multiples of US$1.00 in excess thereof;

●	be available in certificated form only under certain limited circumstances;

●	constitute direct, general, unconditional and unsubordinated foreign debt obligations of Uruguay;

●	rank without any preference among themselves and equally with all other unsubordinated foreign debt of Uruguay. It is understood that this provision will not be construed so as to require Uruguay to make payments under the Bonds ratably with payments being made under any other foreign debt. For this purpose, “foreign debt” means obligations of or guaranteed (whether by contract, statute or otherwise) by Uruguay for borrowed money or evidenced by bonds, debentures, notes or other similar instruments denominated or payable, or which at the option of the holder thereof may be payable, in a currency other than the local currency of Uruguay;

●	be issued in an aggregate principal amount of US$1,700,000,000 ;

●	mature on October 27, 2027;

●	pay principal in three nominally equal installments on October 27, 2025; October 27, 2026; and at maturity;

●	accrue and pay interest semi-annually in arrears on April 27 and October 27 of each year commencing on April 27, 2016. Interest on the Bonds will be calculated on the basis of a 360-day year of twelve 30-day months;

●	pay all amounts due in respect of principal or interest in U.S. dollars; and

●	contain “collective action clauses” under which Uruguay may amend certain key terms of the Bonds, including the maturity date, interest rate and other terms, with the consent of less than all of the holder of the Bonds.

For purposes of all payments of interest, principal or other amounts contemplated herein, “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or not authorized to close, in The City of New York (or in the city where the relevant paying or transfer agent is located).

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Payment of Principal and Interest

If any date for an interest or principal payment on a Bond is not a Business Day, Uruguay will make the payment on the next Business Day. No interest on the Bonds will accrue as a result of any such delay in payment.

If any money that Uruguay pays to the trustee or to any paying agent to make payments on any Bonds is not claimed at the end of two years after the applicable payment was due and payable, then the money will be repaid to Uruguay upon Uruguay’s written request. After any such repayment, neither the trustee nor any paying agent will be liable for that payment to the relevant holders. Uruguay will hold the unclaimed money in trust for the relevant holders until four years from the date on which the payment first became due.

Global Bonds

Payments of principal, interest and additional amounts, if any, in respect of the Bonds will be made to DTC or its nominee, as the registered holder of those global securities. Uruguay expects that the holders will be paid in accordance with the procedures of DTC and its participants. Neither Uruguay nor the trustee, which will act as Uruguay’s principal paying agent, shall have any responsibility or liability for any aspect of the records of, or payments made by, DTC or its nominee, or any failure on the part of DTC in making payments to holders of the Bonds from the funds it receives.

Certificated Bonds

Uruguay will arrange for payments to be made on any Bonds in certificated form to the person in whose name the certificated Bonds are registered, by wire transfer or by check mailed to the holder’s registered address.

Further Issues of Bonds

Uruguay may from time to time, without the consent of holders of the debt securities of a series, create and issue additional debt securities having the same terms and conditions as the debt securities of such series in all respects, except for issue date, issue price and the first payment on the debt securities; provided, however, that any additional debt securities subsequently issued shall be issued, for U.S. federal income tax purposes, either (a) as part of the “same issue” as the debt securities, (b) in a “qualified reopening” of the debt securities; or (c) with no greater amount of original issue discount than the previously outstanding debt securities as of the date of the issue of such additional debt securities, unless such additional debt securities have a separate CUSIP, ISIN or other identifying number from the previously outstanding debt securities. Such additional debt securities will be consolidated with and will form a single series with the previously outstanding debt securities.

Limitation on Time for Claims

Claims against Uruguay for the payment of principal or interest on the Bonds (including additional amounts) must be made within four years after the date on which such payment first became due, or a shorter period if provided by law.

Paying Agents and Transfer Agent

So long as any Bonds remain outstanding, Uruguay will maintain a paying agent, a transfer agent, a registrar in New York City and a paying agent in a member state of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC (as amended from time to time) or any law implementing or complying with, or introduced in order to conform to, such directive.

Uruguay will give prompt notice to all holders of securities of any future appointment or any resignation or removal of any paying agent, transfer agent or registrar or of any change by any paying agent, transfer agent or registrar in any of its specified offices.

Notices

Uruguay will mail notices to holders of certificated securities at their registered addresses as reflected in the books and records of the registrar. Uruguay will consider any mailed notice to have been given five business days after it has been sent. Uruguay will give notices to the holders of a global security in accordance with the procedures and practices of the depositary and such notices shall be deemed given upon actual receipt thereof by the depositary.

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Uruguay will also publish notices to the holders (a) in a leading newspaper having general circulation in New York City and London (which is expected to be The Wall Street Journal and the Financial Times, respectively) and (b) if and so long as the securities are listed on the Euro MTF Market of the Luxembourg Stock Exchange and the rules of the exchange so require, in a leading newspaper having general circulation in Luxembourg (which is expected to be Luxemburger Wort) and on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg is not practicable, Uruguay will publish such notices in a leading English language daily newspaper with general circulation in Europe. Uruguay will consider any published notice to be given on the date of its first publication.

So long as a clearing system, or its nominee or common custodian, is the registered holder of a Bond represented by a global security or securities, each person owning a beneficial interest in a global security must rely on the procedures of that clearing system to receive notices provided to it. Each person owning a beneficial interest in a global security who is not a participant in a clearing system must rely on the procedures of the participant through which the person owns its interest in the global security to receive notices provided to the clearing system.

Registration and Book-Entry System

Global Bonds

The Bonds will be represented by interests in one or more permanent global securities in definitive fully registered form, without interest coupons attached, which will be registered in the name of a nominee for DTC and which will be deposited on or before the settlement date with a custodian for DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent the holders’ beneficial interests in the global security. These financial institutions will record the ownership and transfer of the holders’ beneficial interests through book-entry accounts, eliminating the need for physical movement of securities.

If holders wish to hold securities through the DTC system, holders must either be a direct participant in DTC or hold through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with DTC. Euroclear and Clearstream participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants.

If holders so choose, holders may hold their beneficial interests in the global security through Euroclear or Clearstream, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold their participants’ beneficial interests in the global security in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

In sum, holders may elect to hold their beneficial interests in a global bond:

●	in the United States, through DTC;

●	outside the United States, through Euroclear or Clearstream, Luxembourg; or

●	through organizations that participate in such systems.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global securities through these participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the indenture or the Bonds. The ability of Euroclear or Clearstream, Luxembourg to take actions as a holder under the Bonds or the indenture will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

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Owners of a beneficial interest in the global securities will generally not be considered holders of any Bonds under the indenture for the Bonds.

The laws of some jurisdictions require that certain persons take physical delivery of securities in certificated form. Consequently, a holders’ ability to transfer beneficial interests in a global security may be limited.

Certificated Securities

Uruguay will issue securities in certificated form in exchange for interests in a global security only if:

●	the depositary notifies Uruguay that it is unwilling or unable to continue as depositary, is ineligible to act as depositary and Uruguay does not appoint a successor depositary or clearing agency within 90 days;

●	Uruguay decides it no longer wishes to have all or part of the Bonds represented by global securities; or

●	the trustee has instituted or been directed to institute any judicial proceeding to enforce the rights of the holders under the Bonds and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Uruguay may execute, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Uruguay and to the trustee an indemnity under which it will agree to pay Uruguay, the trustee and any of their respective agents for any losses they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. Uruguay and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If Uruguay issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee in New York City as specified in the indenture, or at the office of any paying agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Uruguay will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Uruguay may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment of principal of a premium or interest on the securities.

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Clearance and Settlement

The information in this section concerning Euroclear, Clearstream, Luxembourg and DTC, and their book-entry systems has been obtained from sources Uruguay believes to be reliable. These systems could change their rules and procedures at any time, and Uruguay takes no responsibility for their actions. Euroclear, Clearstream, Luxembourg and DTC are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Uruguay nor the trustee will be responsible for Euroclear’s, Clearstream, Luxembourg’s or DTC’s performance of its obligations under its rules and procedures, or for the performance by direct or indirect participants of its obligations under the rules and procedures of the clearing systems.

Arrangements have been made with each of DTC, Euroclear and Clearstream, Luxembourg to facilitate initial issuance of the Bonds. Transfers within Euroclear, Clearstream, Luxembourg, and DTC will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold or who will hold the Bonds through DTC and investors who hold or will hold the Bonds through Euroclear or Clearstream, Luxembourg will be effected in DTC through the respective depositaries of Euroclear and Clearstream, Luxembourg.

The Clearing Systems

DTC

DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”).

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Persons who have accounts with DTC (“DTC Participants”) include the Joint Bookrunners, the U.S. depositaries, the fiscal agent, securities brokers and dealers, banks, trust companies and clearing corporations and may in the future include certain other organizations. Indirect access to the DTC system is also available to others that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Transfers of ownership or other interests in Bonds in DTC may be made only through DTC participants. In addition, beneficial holders of Bonds in DTC will receive all distributions of principal of and interest on the Bonds from the trustee through such DTC participant.

Euroclear

Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.

Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”) under contract with EuroClear Clearance Systems, S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), Citigroup Global Markets Inc., HSBC Securities (USA) Inc., and Itau BBA USA Securities, Inc., securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

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Because the Euroclear Operator is a Belgian banking corporation, Euroclear is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which are referred to as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to Bonds held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the depositary for Euroclear.

Clearstream, Luxembourg

Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a professional depositary.

Clearstream, Luxembourg holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg participants are financial institutions around the world, including the Joint Bookrunners, other securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to Clearstream, Luxembourg is also available to others that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant either directly or indirectly.

Distributions with respect to Bonds held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures to the extent received by the depositary for Clearstream, Luxembourg.

Initial Settlement

Upon the issuance of the Bonds, DTC or its custodian will credit on its internal system the respective principal amounts of the individual beneficial interests represented by the Bonds to the accounts of DTC participants. Ownership of beneficial interests in the Bonds will be limited to persons who have accounts with DTC Participants, including the respective depositaries for Euroclear and Clearstream, Luxembourg or indirect DTC Participants. Ownership of beneficial interests in the Bonds will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of DTC Participants, and the records of DTC Participants, with respect to interests of indirect DTC Participants.

Euroclear and Clearstream, Luxembourg will hold omnibus positions on behalf of their participants through customers’ securities accounts for Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold positions in customers’ securities accounts in the depositaries’ names on the books of DTC.

Secondary Market Trading

Since the purchaser determines the place of delivery, it is important for holders to establish at the time of a secondary market trade the location of both the purchaser’s and holder’s accounts to ensure that settlement can be on the desired value date. Although Euroclear, Clearstream, Luxembourg and DTC have agreed to the following procedures in order to facilitate transfers of interests in the Bonds among participants of Euroclear, Clearstream, Luxembourg and DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Uruguay nor any paying agent or the registrar will have any responsibility for the performance by Euroclear, Clearstream, Luxembourg, or DTC or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

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Trading Between DTC Accountholders

Secondary market trading of Bonds represented by the book-entry security between DTC accountholders will trade in DTC’s settlement system and will therefore settle in same-day funds.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Secondary market trading between Clearstream, Luxembourg participants and/or Euroclear participants will be settled using the procedures applicable to conventional Eurobonds in same-day funds.

Trading Between DTC Seller and Clearstream, Luxembourg, or Euroclear Purchaser

When interests in the Bonds are to be transferred from the account of a DTC accountholder to the account of a Clearstream, Luxembourg participant or a Euroclear participant, the purchaser will send instructions to Clearstream, Luxembourg or Euroclear through a Clearstream, Luxembourg or Euroclear participant at least one business day prior to settlement. Clearstream, Luxembourg or Euroclear will instruct its respective depositary to receive the beneficial interest against payment. Payment will include interest accrued on the beneficial interest in the Bonds from and including the last interest payment date to and excluding the settlement date. Payment will then be made by the depositary to the DTC participant through which the seller holds its Bonds, which will make payment to the seller, and the Bonds will be credited to the depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the interest in the Bonds to the account of the participant through which the purchaser is acting. This interest in the Bonds will appear the next day, European time, after the settlement date, but will be back-valued to and the interest of the applicable Bonds will accrue from the value date, which will be the preceding day when settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will be valued instead as of the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of Bonds, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the Bonds on the value date. The most direct way of doing this is for the participant to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

As an alternative, if Clearstream, Luxembourg or Euroclear has extended a line of credit to a Clearstream, Luxembourg or Euroclear participant, the participant may elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Clearstream, Luxembourg participants or Euroclear participants purchasing interests in the Bonds would incur overdraft charges for one day, assuming they cleared the overdraft when the beneficial interests in such Bonds were credited to their accounts. However, interest on the book-entry security would accrue from the value date. Therefore, in many cases the investment income on the beneficial interest in the Bonds earned during that one-day period may substantially reduce or offset the amount of the overdraft charges, although this result will depend on each participant’s particular cost of funds.

Since the settlement is taking place during New York business hours, DTC accountholders can employ their usual procedures for transferring Bonds to the respective depositaries of Clearstream, Luxembourg or Euroclear for the benefit of Clearstream, Luxembourg participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to DTC accountholders, a cross-market sale transaction will settle no differently from a trade between two DTC accountholders.

Finally, day traders that use Clearstream, Luxembourg or Euroclear to purchase interests in the Bonds from DTC accountholders for delivery to Clearstream, Luxembourg participants or Euroclear participants should note that these trades will automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

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borrowing through Clearstream, Luxembourg or Euroclear for one day, until the purchase side of the day trade is reflected in their Clearstream, Luxembourg or Euroclear accounts, in accordance with the clearing system’s customary procedures, borrowing the interests in the United States from a DTC accountholder no later than one day prior to settlement, which would give the interests sufficient time to be reflected in their Clearstream, Luxembourg or Euroclear account in order to settle the sale side of the trade, or staggering the value date for the buy and sell sides of the trade so that the value date for the purchase from the DTC accountholder is at least one day prior to the value date for the sale to the Clearstream, Luxembourg participant or Euroclear participant.

Trading Between Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

When book-entry securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant, at least one business day prior to settlement. Clearstream, Luxembourg or Euroclear will instruct its depositary to credit the interest in the Bonds to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. Payment will include interest accrued on the beneficial interest in the Bonds from and including the last interest payment date to and excluding the settlement date. The payment will then be credited to the account of the Clearstream, Luxembourg participant or Euroclear participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date the receipt of the cash proceeds and securities debit would instead be valued as of the actual settlement date.

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TAXATION

The following discussion summarizes certain Uruguayan tax considerations that may be relevant to you if you acquire the Bonds. This summary is based on laws and regulations in effect in Uruguay, which may change. Any change could affect the continued validity of this summary. This discussion supplements, and to the extent that it differs, replaces the “Taxation” section contained in the accompanying prospectus. This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax adviser about the tax consequences of holding Bonds, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Uruguayan Income Tax Consequences

The following discussion summarizes certain aspects of Uruguayan income taxation that may be relevant to you if you are a Non-Resident Holder of Bonds. For the purposes of this summary, you are a “Non-Resident Holder” if you are a holder of Bonds who is an individual that is a non-resident of Uruguay or a legal entity that is neither organized in, nor maintains a permanent establishment in Uruguay. This summary may also be relevant to you if you are a Non-Resident Holder of Bonds in connection with the holding and disposition of the Bonds. The summary is based on Uruguayan laws, rules and regulations now in effect, all of which may change. This summary is not intended to constitute a complete analysis of the income tax consequences under Uruguayan law of the receipt, ownership or disposition of the Bonds, in each case if you are a non-resident of Uruguay, nor to describe any of the tax consequences that may be applicable to you if you are a resident of Uruguay.

Under Uruguayan law, as currently in effect, if you are a Non-Resident Holder of Bonds, interest and principal payments on the Bonds will not be subject to Uruguayan income or withholding tax. If you are a Non-Resident Holder and you obtain capital gains resulting from any trades of Bonds effected between or in respect of accounts maintained by or on behalf of you, you will not be subject to Uruguayan income or other Uruguayan taxes where you have no connection with Uruguay other than as a holder of an interest in Bonds. If you are a Non-Resident Holder, payments of interest and principal on Bonds to you, and any gain realized upon the disposition of Bonds by you, will not be subject to Uruguayan taxes.

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Plan of distribution

Subject to the terms and conditions stated in the underwriting agreement dated as of October 27, 2015, Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and Itau BBA USA Securities Inc. have severally agreed to purchase, and Uruguay has agreed to sell to the underwriters, US$1,700,000,000 aggregate principal amount of the Bonds.

The underwriters have advised Uruguay that they propose to initially offer the Bonds to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed.

Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has agreed to purchase, and Uruguay has agreed to sell to that underwriter, the principal amount of Bonds set forth opposite the underwriter’s name.

Underwriters	Principal Amount
Citigroup Global Markets Inc.	US$566,667,000
HSBC Securities (USA) Inc.	US$566,667,000
Itau BBA USA Securities, Inc.	US$566,666,000
Total	US$1,700,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Bonds included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Bonds if they purchase any of the Bonds. The underwriters may offer and sell the Bonds through certain of their affiliates.

The following table indicates the underwriting discounts and commissions that Uruguay is to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Bonds):

Paid by Uruguay
Per Bond	0.095%

The underwriters are acting as joint dealer managers and HSBC Securities (USA) Inc. is acting as billing and delivering bank (the “B&D Bank”) for the Offer to Purchase, on the terms and subject to the conditions set forth therein.

Neither Uruguay nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Bonds. In addition, neither Uruguay nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Uruguay estimates that its total expenses for this offering will be approximately US$120,000.

The underwriters have performed investment banking and advisory services for Uruguay from time to time, for which they have received customary fees and expenses. The underwriters may engage in transactions with and perform services for Uruguay in the ordinary course of their business.

Uruguay has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Delivery of the Bonds is expected on or about October 27, 2015, which will be the sixth business day following the date of pricing of the Bonds. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Bonds on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the Bonds initially will settle in T+ 6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds on the pricing date or the next two succeeding business days should consult their own advisor.

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Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Uruguay. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement has been prepared on the basis that any offer of Bonds in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Bonds. Accordingly any person making or intending to make an offer in that Member State of Bonds which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for Uruguay or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Uruguay nor the underwriters have authorized, nor do they authorize, the making of any offer of Bonds in circumstances in which an obligation arises for Uruguay or the underwriters to publish a prospectus for such offer.

In relation to each Member State of the European Economic Area, with effect from and including the date on which the Prospectus Directive was implemented in that Member State (the “Relevant Implementation Date”), an offer to the public of any Bonds which are the subject of the offering contemplated by this prospectus supplement (the “Securities”) may not be made in that Member State except that an offer to the public in that Member State may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative[s]; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Securities shall require Uruguay or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Bonds in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Bonds to be offered so as to enable an investor to decide to purchase or subscribe the Bonds, as the same may be varied in the Member State by any measure implementing the Prospectus Directive in the Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in the Member State.

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This EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) in connection with the issue or sale of any Bonds may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons

The underwriter has represented, warranted and agreed that:

A.	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of the FSMA does not apply to Uruguay; and

B.	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Bonds may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Netherlands

The Bonds may not be offered or sold, directly or indirectly, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The Bonds to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Bonds offered should conduct their own due diligence on the Bonds. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Hong Kong

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to this offering. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. No person or entity may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong, including in circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) other than with respect to the Bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Canada

The Bonds may be sold only to purchasers purchasing or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Bonds must be in made accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

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Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s providence or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Chile

Pursuant to Law No. 18,045 of Chile (the securities market law of Chile) and Rule (Norma de Carácter General) No. 336, dated June 27, 2012, issued by the SVS, the Bonds may be privately offered in Chile to certain “qualified investors” identified as such by Rule 336 (which in turn are further described in Rule N°. 216, dated June 12, 2008, of the SVS). Rule 336 requires the following information to be provided to prospective investors in Chile:

1. Date of commencement of the offer: October 19, 2015. The offer of the Bonds is subject Rule (Norma de Carácter General) No. 336, dated June 27, 2012, issued by the Superintendency of Securities and Insurance of Chile (Superintendencia de Valores y Seguros de Chile or “SVS”);

2. The subject matter of this offer are securities not registered with the Securities Registry (Registro de Valores) of the SVS, nor with the foreign securities registry (Registro de Valores Extranjeros) of the SVS, due to the Bonds not being subject to the oversight of the SVS;

3. Since the Bonds are not registered in Chile there is no obligation by Uruguay to make publicly available information about the Bonds in Chile; and

4. The Bonds shall not be subject to public offering in Chile unless registered with the relevant Securities Registry of the SVS.

Información a los Inversionistas Chilenos

De conformidad con la ley N° 18.045, de mercado de valores y la Norma de Carácter General N° 336 (la “NCG 336”), de 27 de junio de 2012, de la Superintendencia de Valores y Seguros de Chile (la “SVS”), los bonos pueden ser ofrecidos privadamente a ciertos “inversionistas calificados”, a los que se refiere la NCG 336 y que se definen como tales en la Norma de Carácter General N° 216, de 12 de junio de 2008, de la SVS. La siguiente información se proporciona a potenciales inversionistas de conformidad con la NCG 336:

1. La oferta de los bonos comienza el 19 de octubre, 2015 y se encuentra acogida a la Norma de Carácter General N° 336, de fecha 27 de junio de 2012, de la SVS;

2. La oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la SVS, por lo que tales valores no están sujetos a la fiscalización de esa Superintendencia;

3. Por tratarse de valores no inscritos en Chile no existe la obligación por parte del emisor de entregar en Chile información pública sobre los mismos; y

4. Estos valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente.

Other

The underwriters have agreed that they have not offered, sold or delivered, and they will not offer, sell or deliver any of the Bonds, directly or indirectly, or distribute this prospectus supplement, the accompanying prospectus or any other offering material relating to the Bonds, in or from any jurisdiction except under circumstances that will, to the best knowledge and belief of the underwriters, after reasonable investigation, result in compliance with the applicable laws and regulations of such jurisdiction and which will not impose any obligations on Uruguay except as set forth in the underwriting agreement.

Neither Uruguay nor the underwriters have represented that the Bonds may be lawfully sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to an exemption, or assumes any responsibility for facilitating these sales.

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FORWARD-LOOKING STATEMENTS

The following documents relating to Uruguay’s securities offered by this prospectus supplement may contain forward-looking statements:

●	this prospectus supplement;

●	the accompanying prospectus;

●	any amendment or supplement hereto; and

●	the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Forward-looking statements are statements that are not historical facts, including statements about Uruguay’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Uruguay undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. Uruguay cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. The information contained in this prospectus supplement identifies important factors that could cause such differences. Such factors include, but are not limited to:

●	adverse external factors, such as changes in international prices, high international interest rates and recession or low economic growth in Uruguay’s trading partners. Changes in international prices and high international interest rates could increase Uruguay’s current account deficit and budgetary expenditures. Recession or low economic growth in Uruguay’s trading partners could decrease exports (including manufactured goods) from Uruguay, reduce tourism to Uruguay, induce a contraction of the Uruguayan economy and, indirectly, reduce tax revenues and other public sector revenues and adversely affect the country’s fiscal accounts;

●	adverse domestic factors, such as a decline in foreign direct and portfolio investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility and a further deterioration in the health of the domestic banking system. These factors could lead to lower economic growth or a decrease in Uruguay’s international reserves; and

●	other adverse factors, such as climatic or political events and international hostilities.

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General Information

Due Authorization

Uruguay has authorized the creation and issue of the Bonds pursuant to Decree No. 280/015, dated October 16, 2015, of the Executive Power of the Republic of Uruguay and the corresponding resolution of the Ministry of Economy and Finance.

Litigation

During the twelve months preceding the date of this prospectus, neither Uruguay nor any Uruguayan governmental agency is or has been involved in any litigation or arbitration or administrative proceedings or governmental proceedings (including any such proceedings which are pending or threatened of which the issuer is aware) which may have, or have had in the recent past, significant effects on Uruguay’s financial position.

Listing

Application will be made to admit the Bonds to the Luxembourg Stock Exchange and to have the Bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

Validity of the Bonds

The validity of the Bonds will be passed upon for Uruguay by Counsel to the Ministry of Economy and Finance of Uruguay and by Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, special New York counsel to Uruguay.

The validity of the Bonds will be passed upon for the underwriters by Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, United States counsel to the underwriters, and by Guyer & Regules, Plaza Independencia 811, 11100 Montevideo, Uruguayan counsel to the underwriters.

As to all matters of Uruguayan law, Cleary Gottlieb Steen & Hamilton LLP may rely on the opinion of Counsel to the Ministry of Economy and Finance of Uruguay, and Shearman & Sterling LLP may rely on the opinion of Guyer & Regules.

As to all matters of United States law, Counsel to the Ministry of Economy and Finance of Uruguay may rely on the opinion of Cleary Gottlieb Steen & Hamilton LLP, and Guyer & Regules may rely on the opinion of Shearman & Sterling LLP. All statements with respect to matters of Uruguayan law in this prospectus supplement and the accompanying prospectus have been passed upon by Counsel to the Ministry of Economy and Finance of Uruguay and Guyer & Regules and are made upon their authority.

Significant Changes to Public Finance and Trading Position

Except as disclosed in this prospectus supplement (and any document incorporated by reference), since December 31, 2014, there have been no significant changes to the public finance and trade data of the Republic of Uruguay.

Where You Can Find More Information

Uruguay has filed the Registration Statement with the SEC. You may request copies of this document, including all amendments thereto, the accompanying prospectus, any documents incorporated by reference into the Registration Statement and the various exhibits to these documents, free of charge, by contacting the Office of the Representative of the Ministry of Economy and Finance of the Republic of Uruguay, 1913 I Street N.W., Lobby, Washington, D.C. 20006, United States.

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Uruguay is not subject to the informational requirements of the Exchange Act. Uruguay commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 2004. These reports include certain financial, statistical and other information concerning Uruguay. Uruguay may also file amendments on Form 18-K/A to its annual reports for the purpose of filing with the SEC exhibits which have not been included in the Registration Statement to which this prospectus supplement and the accompanying prospectus relate. When filed, these exhibits will be incorporated by reference into the Registration Statement. See “Incorporation by Reference” on page S-2 of this prospectus supplement. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Uruguay’s SEC filings are available to the public from the SEC’s website at www.sec.gov and you may also read and copy these documents at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information.

You may inspect copies of the indenture and the forms of the Bonds during normal business hours on any weekday (except public holidays) at the offices of the trustee.

Clearing

The Bonds have been accepted for clearance through Euroclear and Clearstream, Luxembourg and DTC. The codes are:

ISIN	CUSIP	Common Code
US760942BB71	760942BB7	131158840

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PROSPECTUS

República Oriental del Uruguay

Debt Securities
and/or
Warrants to Purchase Debt Securities

Uruguay may from time to time offer and sell its securities in amounts, at prices and on terms to be determined at the time of sale and provided in supplements to this prospectus. Uruguay may offer debt securities in exchange for other debt securities or that are convertible into new debt securities. Uruguay may offer securities having an aggregate principal amount of up to $1,715,882,465 (or the equivalent in other currencies) in the United States. The securities will be direct, general and unconditional foreign debt of Uruguay and will rank equal in right of payment among themselves and with all other unsubordinated foreign debt of Uruguay.

Uruguay may sell the securities directly, through agents designated from time to time or through underwriters. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

The trust indenture described in this prospectus contains collective action clauses with provisions regarding future modifications to the terms of debt securities issued thereunder that are described herein beginning on page 8. Under these provisions, which differ from the terms of Uruguay’s public foreign debt issued prior to the date hereof, modifications affecting the reserve matters listed in the indenture, including modifications to payment and other important terms, may be made with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, whether or not the “uniformly applicable” requirements are met, more than 66 ⅔% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement. You should read this prospectus and the supplements carefully. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 19, 2015.

ABOUT THIS PROSPECTUS

This prospectus provides a general description of the securities Uruguay may offer under the “shelf” registration statement it has filed with the Securities and Exchange Commission (the “SEC”). Each time Uruguay sells some of these securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

The following documents relating to Uruguay’s securities offered by this prospectus may contain forward-looking statements:

●	this prospectus;

●	any prospectus supplement;

●	any pricing supplement to a prospectus supplement; and

●	the documents incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement.

Forward-looking statements are statements that are not historical facts, including statements about Uruguay’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Uruguay undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. Uruguay cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

●	adverse external factors, such as changes in international prices, high international interest rates and recession or low economic growth in Uruguay’s trading partners. Changes in international prices and high international interest rates could increase Uruguay’s current account deficit and budgetary expenditures. Recession or low economic growth in Uruguay’s trading partners could decrease exports (including manufactured goods) from Uruguay, reduce tourism to Uruguay, induce a contraction of the Uruguayan economy and, indirectly, reduce tax revenues and other public sector revenues and adversely affect the country’s fiscal accounts;

●	adverse domestic factors, such as a decline in foreign direct and portfolio investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility and a further deterioration in the health of the domestic banking system. These factors could lead to lower economic growth or a decrease in Uruguay’s international reserves; and

●	other adverse factors, such as climatic or political events and international hostilities.

DATA DISSEMINATION

On February 18, 2004, Uruguay became the 56th subscriber to the IMF’s Special Data Dissemination Standard or SDDS, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released or the so-called “Advance Release Calendar.” For Uruguay, precise dates or “no-later-than-dates” for the release of data under the SDDS are disseminated in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. The Internet website is located at http://dsbb.imf.org/Pages/SDDS/CtyCtgList.aspx?ctycode=URY. Neither the government nor any dealers, agents or underwriters acting on behalf of Uruguay in connection with the offer and sale of securities as contemplated in this prospectus accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, Uruguay will use the net proceeds from the sale of securities for the general purposes of the government of Uruguay, including but not limited to the refinancing, repurchase or retirement of domestic and external indebtedness of the government. Uruguay may also issue securities to be offered in exchange for any of its outstanding securities.

DESCRIPTION OF THE SECURITIES

This prospectus provides a general description of the debt securities and warrants that Uruguay may offer. Each time Uruguay offers securities, Uruguay will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the updated information in the prospectus supplement.

Debt Securities

Uruguay will issue the debt securities under an indenture to be dated on or about October 27, 2015 between Uruguay and The Bank of New York Mellon, as trustee. Uruguay has filed the indenture and the forms of debt securities with the SEC. The following description summarizes some of the terms of the debt securities and the indenture. This summary does not contain all of the information that may be important to you as a potential investor in the securities. You should read the prospectus supplement, the indenture and the forms of debt securities before making your investment decision.

General

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities of that series. These terms will include some or all of the following:

●	the title;

●	any limit on the aggregate principal amount;

●	the issue price;

●	the maturity date or dates;

●	if the debt securities will bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for these interest payment dates;

●	the form of debt security (global or certificated);

●	any mandatory or optional sinking fund provisions;

●	any provisions that allow Uruguay to redeem the debt securities at its option;

●	any provisions that entitle the holders to repayment at their option;

●	the currency in which the debt securities are denominated and the currency in which Uruguay will make payments;

●	the authorized denominations;

●	a description of any index Uruguay will use to determine the amount of principal or any premium or interest payments; and

●	any other terms that do not conflict with the provisions of the indenture.

Uruguay may issue debt securities in exchange for other debt securities or that are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security for which it will be exchangeable or to which it will be converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Uruguay may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Uruguay may also issue debt securities that have floating rates of interest but are exchangeable for fixed rate debt securities. Uruguay will describe the applicable U.S. federal income tax consequences that may be associated with an investment in a series of the debt securities and other relevant considerations in the prospectus supplements for these offerings.

Uruguay is not required to issue all of its debt securities under the indenture and this prospectus, but instead may issue debt securities other than those described in this prospectus under other indentures and documentation. That documentation may contain different terms from those included in the indenture and described in this prospectus.

Status

The debt securities will constitute direct, general, unconditional and unsubordinated foreign debt (as defined below) of Uruguay for which the full faith and credit of Uruguay is pledged and will not have the benefit of any separate undertaking of other governmental entities (including Banco Central). The debt securities rank and will rank without any preference among themselves and equally with all other unsubordinated foreign debt of Uruguay. It is understood that this provision will not be construed so as to require Uruguay to make payments under the debt securities ratably with payments being made under any other foreign debt.

For this purpose, “foreign debt” means obligations of or guaranteed (whether by contract, statute or otherwise) by Uruguay or Banco Central for borrowed money or evidenced by bonds, debentures, notes or other similar instruments denominated or payable, or which at the option of the holder thereof may be payable, in a currency other than the local currency of Uruguay.

Payment of Principal and Interest

Uruguay will arrange for payments to be made on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner of the debt securities, which will receive the funds for distribution to the holders. See “—Global Securities” below.

Uruguay will arrange for payments to be made on any certificated debt securities to the registered holders of the debt securities on the specified payment dates. Uruguay may make such payments by wire transfer or by check mailed to the holder’s registered address.

If any date for an interest or principal payment on a debt security is a day on which banking institutions in New York City (or in the city where the relevant paying or transfer agent is located) are authorized or obligated by law, regulation, or executive order to be closed, Uruguay will make the payment on the next New York City (or city where the relevant paying or transfer agent is located) banking day. No interest on the debt securities will accrue as a result of this delay in payment.

If any money that Uruguay pays to the trustee or to any paying agent to make payments on any debt securities is not claimed at the end of two years after the applicable payment was due and payable, then the money will be repaid to Uruguay on Uruguay’s written request. Uruguay will hold such unclaimed money in trust for the relevant holders of those debt securities. After any such repayment, neither the trustee nor any paying agent will be liable for the payment. However, Uruguay’s obligations to make payments on the debt securities as they become due will not be affected until the expiration of the prescription period, if any, specified in the securities. See “—Limitation on Time for Claims” below.

Additional Amounts

All payments by Uruguay in respect of the debt securities will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature, unless the withholding or deduction is required by law. If any such withholding or deduction is imposed or levied by or on behalf of Uruguay, or any political subdivision or taxing authority or agency therein or thereof having the power to tax (for purposes of this paragraph, a “relevant tax”), Uruguay will pay such additional amounts (“additional amounts”), as may be necessary to ensure that the amounts received by the holders after such withholding or deduction will equal the respective amounts of principal and interest that would have been receivable in respect of the debt securities in the absence of such withholding or deduction; provided, however, that no additional amounts will be payable in respect of any relevant tax:

●	imposed by reason of a holder or beneficial owner of a debt security having some present or former connection with Uruguay other than merely being a holder or beneficial owner of the debt security or receiving payments of any nature on the debt security or enforcing its rights in respect of the debt security;

●	imposed by reason of the failure of a holder or beneficial owner of a debt security, or any other person through which the holder or beneficial owner holds a debt security, to comply with any certification, identification, information, documentation or other reporting requirement concerning its nationality, residence or identity or its connection with Uruguay, or any political subdivision or taxing authority thereof or therein, if compliance with such requirement is a precondition to exemption from all or any portion of such withholding or deduction; provided that Uruguay or Uruguay’s agent has provided the holders with written notice of such requirement at least 60 days’ prior to the date compliance with such requirement is necessary to obtain exemption from all or any portion of such withholding or deduction; or

●	imposed by reason of a holder or beneficial owner of a debt security, or any other person through which the holder or beneficial owner holds a debt security, having presented the debt security for payment (where such presentation is required) more than 30 days after the relevant date, except to the extent that the holder or beneficial owner or such other person would have been entitled to additional amounts on presenting the debt security for payment on the last date of such 30-day period.

As used in this paragraph, “relevant date” in respect of any debt security means the date on which payment in respect thereof first becomes due or, if the full amount of the money payable has not been received by the trustee on or prior to such due date, the date on which notice is duly given under the indenture to the holders that such monies have been so received and are available for payment. Any reference to “principal” and/or “interest” under the indenture also refers to any additional amounts which may be payable under the indenture.

No additional amounts will be payable in respect of any security to a holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment, to the extent the beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to receive payment of the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of such security.

Uruguay will pay any administrative, excise or similar taxes that arise under Uruguayan law and are related to the debt securities. Uruguay will also indemnify the holders against any administrative, excise or similar taxes resulting from the enforcement of the obligations of Uruguay under the debt securities following the occurrence of any event of default described in “—Events of Default.”

Unless the context requires otherwise, any references in this prospectus to principal of or interest on the debt securities will include any additional amounts payable by Uruguay in respect of such principal or interest.

Form and Denominations

Unless otherwise provided in the applicable prospectus supplement, Uruguay will issue debt securities:

●	denominated in U.S. dollars;

●	in fully registered book-entry form;

●	without coupons; and

●	in denominations of $1,000 and integral multiples of $1,000.

Redemption, Repurchase and Early Repayment

Unless otherwise provided in the applicable prospectus supplement, the debt securities will not be redeemable before maturity at the option of Uruguay or repayable before maturity at the option of the holder. Nevertheless, Uruguay may at any time repurchase the debt securities at any price in the open market or otherwise. Uruguay may hold or resell debt securities it purchases or may surrender them to the trustee for cancellation.

Negative Pledge

Uruguay has agreed that as long as any of the debt securities remain outstanding or any amount payable by Uruguay under the indenture remains unpaid, Uruguay will not grant or allow any lien to be placed on its assets or revenues or the assets or revenues of Banco Central as security for any of its public foreign debt, unless it contemporaneously grants or allows a lien that provides security on the same terms for Uruguay’s obligations under the debt securities.

For this purpose:

●	“lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from the proceeds of any assets or revenues of any kind whether in effect on the date the indenture becomes effective or at any time thereafter; and

●	“public foreign debt” means any foreign debt that is in the form of, or represented by, bonds, notes or other securities that are or may be quoted, listed or ordinarily purchased or sold on any stock exchange, automated trading system or over-the-counter or other securities market.

However, Uruguay may grant or agree to certain permitted types of liens, as described below:

●	any lien on property to secure public foreign debt arising in the ordinary course of business to finance export, import or other trade transactions, which matures (after giving effect to all renewals and refinancings thereof) not more than one year after the date on which that public foreign debt was originally incurred;

●	any lien on property to secure public foreign debt that was incurred solely for the purpose of financing Uruguay’s acquisition of the property (or, in the case of public foreign debt guaranteed by Uruguay, acquisition by the relevant debtor);

●	any lien on property arising by operation of law in connection with public foreign debt, including any right of set-off with respect to demand or time deposits maintained with financial institutions and bankers’ liens with respect to property held by financial institutions;

●	any lien existing on property at the time of acquisition;

●	any lien on property created pursuant to the Collateral Pledge Agreement dated as of February 19, 1991 made by Banco Central in favor of the Federal Reserve Bank of New York, as collateral agent, to secure the Series A and Series B Collateralized Fixed Rate Notes Due 2021;

●	any lien in existence as of the issue date of the relevant series of debt securities; and

●	any lien securing public foreign debt incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project provided that (a) the holders of the public foreign debt agree to limit their recourse to the assets and revenues of project as the principal source of repayment and (b) the property over which the lien is granted consists solely of the assets and revenues of the project.

Events of Default

Each of the following is an event of default under any series of debt securities:

1.   Non-Payment: Uruguay’s failure for a period of 30 consecutive days to make a payment of principal or interest when due on any debt security of that series; or

2.   Breach of Other Obligations: The failure for a period of 60 days following written notice to Uruguay by the trustee or holders representing 25% of the outstanding debt securities of that series to remedy the failure by Uruguay to observe or perform any of the covenants or agreements provided in the debt securities of that series or the indenture (other than a non-payment default); or

3.   Cross Default:

●	Uruguay fails to make a payment when due or within the applicable grace period on public foreign debt issued, or amended as to payment terms, on or after April 10, 2003 having an aggregate principal amount greater than or equal to US$60,000,000 (or its equivalent in other currencies);

●	Any public foreign debt of Uruguay issued, or amended as to payment terms, on or after April 10, 2003 having an aggregate principal amount greater than or equal to US$60,000,000 (or its equivalent in other currencies) is accelerated due to an event of default, unless the acceleration is rescinded or annulled; or

4.   Moratorium: Uruguay or certain courts declare a general suspension of payments or a moratorium on payment of Uruguay’s public foreign debt issued, or amended as to payment terms, on or after April 10, 2003; or

5.   Validity:

●	The validity of the debt securities of that series is contested in certain formal proceedings by Uruguay or by any governmental entity of Uruguay that has the legal power to contest the validity of the securities;

●	Uruguay denies any of its obligations to the holders of that series under the debt securities or the indenture; or

●	A legislative or constitutional measure or a final decision by a court in Uruguay purports to render any material provision of the debt securities of that series invalid or to prevent or delay the performance of any of Uruguay’s material obligations under the securities; or

6.   Failure of Authorizations: Any law, regulation or governmental authorization necessary for Uruguay to perform its material obligations under the debt securities of that series ceases to be in full force and effect or is modified in a manner that adversely affects the rights or claims of any of the holders; or

7.   Judgments: Any of several special types of judgments is levied against all or any substantial part of the assets of Uruguay in connection with a monetary judgment exceeding US$60,000,000 (or its equivalent in other currencies) and Uruguay does not adequately satisfy, bond, contest in good faith, or receive a stay of execution in respect of, such judgment within 45 days; or

8.   Illegality: Any applicable law, rule or regulation is adopted which would make it unlawful for Uruguay to comply with its obligations described in “Additional Amounts” above; or

9.   IMF Membership: Uruguay ceases to be a member of the IMF.

If any of the above events of default occurs and is continuing, holders holding debt securities representing at least 25% of the aggregate principal amount of the then-outstanding debt securities of that series may declare the principal amount of all the debt securities of that series to be due and payable immediately by giving written notice to Uruguay with a copy to the trustee.

Holders holding debt securities representing in the aggregate at least two-thirds of the principal amount of the then-outstanding debt securities of that series may waive any existing defaults, and their consequences, on behalf of the holders of all of the debt securities of that series, if:

●	following the declaration that the principal of the debt securities of that series has become due and payable immediately, Uruguay deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default) together with interest on such amounts through the date of the deposit as well as the reasonable fees and compensation of the trustee; and

●	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Suits for Enforcement and Limitations on Suits by Holders

If an event of default for a series has occurred and is continuing, the trustee may institute judicial action to enforce the rights of the holders of that series. With the exception of a suit brought by a holder on or after the stated maturity date to enforce the absolute right to receive payment of the principal of and interest on debt securities on the stated maturity date therefor (as that date may be amended or modified pursuant to the terms of the debt securities, but without giving effect to any acceleration), a holder has no right to bring a suit, action or proceeding with respect to the debt securities of a series unless: (1) such holder has given written notice to the trustee that a default with respect to that series has occurred and is continuing; (2) holders of at least 25% of the aggregate principal amount outstanding of that series have instructed the trustee by specific written request to institute an action or proceeding and provided an indemnity satisfactory to the trustee; and (3) 60 days have passed since the trustee received the instruction, the trustee has failed to institute an action or proceeding as directed and no direction inconsistent with such written request shall have been given to the trustee by a majority of holders of that series. Moreover, any such action commenced by a holder must be for the equal, ratable and common benefit of all holders of debt securities of that series.

Meetings, Amendments and Waivers—Collective Action

Uruguay may call a meeting of the holders of debt securities of a series at any time regarding the indenture or the debt securities of the series. Uruguay will determine the time and place of the meeting and will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Uruguay or the trustee will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Uruguay or the trustee (with a copy to Uruguay) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Uruguay will notify the trustee and the trustee will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Uruguay will set the procedures governing the conduct of the meeting and if additional procedures are required, Uruguay will consult with the trustee to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. Uruguay will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by Uruguay.

The holders may generally approve any proposal by Uruguay to modify or take action with respect to the indenture or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any modification, amendment, supplement or waiver proposed by Uruguay that would do any of the following (such subjects referred to as “reserve matters”):

●	change the date on which any amount is payable on the debt securities;

●	reduce the principal amount (other than in accordance with the express terms of the debt securities and the indenture) of the debt securities;

●	reduce the interest rate on the debt securities;

●	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the indenture);

●	change the currency or place of payment of any amount payable on the debt securities;

●	modify Uruguay’s obligation to make any payments on the debt securities (including any redemption price therefor);

●	change the identity of the obligor under the debt securities;

●	change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification”;

●	change the definition of “uniformly applicable” or “reserve matter modification”;

●	authorize the trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Uruguay or any other person; or

●	change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of the debt securities.

A change to a reserve matter, including the payment terms of the debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

●	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

●	where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

●	where such proposed modification would affect the outstanding debt securities of two or more series, whether or not the “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

For so long as any series of debt securities issued under the indenture dated as of May 29, 2003 between Uruguay, as issuer, Banco Central del Uruguay, as financial agent and The Bank of New York Mellon (formerly, The Bank of New York), as trustee (the “2003 indenture”) (“2003 debt securities”) are outstanding, if Uruguay certifies to the trustee and to the trustee under the 2003 indenture that a cross-series modification is being sought simultaneously with a “2003 indenture reserve matter modification”, the 2003 debt securities affected by such 2003 indenture reserve matter modification shall be treated as “series affected by that proposed modification” as that phrase is used in the indenture with respect to both cross-series modifications with single aggregated voting and cross-series modifications with two-tier voting; provided, that if Uruguay seeks a cross-series modification with single aggregated voting, in determining whether such modification will be considered uniformly applicable, the holders of any series of 2003 debt securities affected by the 2003 indenture reserve matter modification shall be deemed “holders of debt securities of all series affected by that modification,” for the purpose of the uniformly applicable definition. It is the intention that in the circumstances described in respect of any cross-series modification, the votes of the holders of the affected 2003 debt securities be counted for purposes of the voting thresholds specified in the indenture for the applicable cross-series modification as though those 2003 debt securities had been affected by that cross-series modification although the effectiveness of any modification, as it relates to the 2003 debt securities, shall be governed exclusively by the terms and conditions of those 2003 debt securities and by the 2003 indenture; provided, however, that no such modification as to the debt securities will be effective unless such modification shall have also been adopted by the holders of the 2003 debt securities pursuant to the amendment and modification provisions of such 2003 debt securities.

Uruguay may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

“Uniformly applicable,” as referred to above, means a modification by which holders of debt securities of any series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

“2003 indenture reserve matter modification” means any modification to a reserve matter affecting the terms and conditions of one or more series of the 2003 debt securities, pursuant to the 2003 indenture.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Uruguay will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

●	a description of Uruguay’s economic and financial circumstances that are in Uruguay’s opinion, relevant to the request for the proposed modification, a description of Uruguay’s existing debts and description of its broad policy reform program and provisional macroeconomic outlook;

●	if Uruguay shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

●	a description of Uruguay’s proposed treatment of foreign debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

●	if Uruguay is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Uruguay or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Uruguay or a public sector instrumentality, except that (x) debt securities held by Uruguay or any public sector instrumentality of Uruguay or by a corporation, trust or other legal entity that is controlled by Uruguay or a public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Uruguay or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information which is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded. Debt securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Uruguay or a public sector instrumentality.

As used in the preceding paragraph, “public sector instrumentality” means any department, secretary, ministry or agency of the central government of Uruguay, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Other Amendments

Uruguay and the trustee may, without the vote or consent of any holder of debt securities of a series, amend the indenture or the debt securities of the series for the purpose of:

●	adding to Uruguay’s covenants for the benefit of the holders of the debt securities of that series;

●	surrendering any of Uruguay’s rights or powers with respect to the debt securities of that series;

●	securing the debt securities of that series;

●	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the indenture;

●	amending the debt securities of that series or the indenture in any manner that Uruguay and the trustee may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

●	correcting a manifest error of a formal, minor or technical nature.

Further Issues of Debt Securities

Uruguay may from time to time, without the consent of holders of the debt securities of a series, create and issue additional debt securities having the same terms and conditions as the debt securities of such series in all respects, except for issue date, issue price and the first payment on the debt securities; provided, however, that any additional debt securities subsequently issued shall be issued, for U.S. federal income tax purposes, either (a) as part of the “same issue” as the debt securities, (b) in a “qualified reopening” of the debt securities; or (c) with no greater amount of original issue discount than the previously outstanding debt securities as of the date of the issue of such additional debt securities, unless such additional debt securities have a separate CUSIP, ISIN or other identifying number from the previously outstanding debt securities. Such additional debt securities will be consolidated with and will form a single series with the previously outstanding debt securities.

Warrants

If Uruguay issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are registered with the SEC, Uruguay will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Uruguay may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement between Uruguay and a bank or trust company, as warrant agent. The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

●	the initial offering price;

●	the currency you must use to purchase the warrants;

●	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

●	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

●	the exercise price or ratio;

●	the procedures of, and conditions to, exercise the warrants;

●	the date or dates on which you must exercise the warrants;

●	whether and under what conditions Uruguay may cancel the warrants;

●	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

●	the date, if any, on and after which the warrants and any debt securities issued with the warrants will trade separately;

●	the form of the warrants (global or certificated and registered), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

●	the identity of the warrant agent;

●	any special considerations regarding federal income tax in the United States or other countries;

●	any other terms of the warrants.

Global Securities

The Depository Trust Company, or DTC, Euroclear Bank S.A./C.V., or Euroclear, and Clearstream, Luxembourg, are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Uruguay nor the trustee will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, neither Uruguay nor the trustee will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Uruguay may issue the warrants or the debt securities of a series in whole or in part in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities. Uruguay refers to the intangible securities represented by a global security as “book-entry” securities.

Uruguay will deposit any global security it issues with a clearing system. The global security will be registered in the name of the clearing system or its nominee or common depositary. Unless a global security is exchanged for certificated securities, as discussed below under “—Certificated Securities,” it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. Clearing systems include DTC in the United States and Euroclear and Clearstream, Luxembourg in Europe.

Clearing systems process the clearance and settlement of book-entry securities for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold book-entry securities through participants in any of these systems, subject to applicable securities laws.

If you wish to purchase book-entry securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase book-entry securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant.

When you hold securities in this manner, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Uruguay and the trustee run only to the registered owner of the global security, which will be the relevant clearing system or its nominee or common depositary. For example, once Uruguay arranges for payments to be made to the registered holder, Uruguay will no longer be liable for the amounts so paid on the security, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Uruguay to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of a security is entitled to take, then the clearing system would authorize the participant through which you hold your book-entry securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Uruguay.

As an owner of book-entry securities represented by a global security, you will also be subject to the following restrictions:

●	you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name, except under the circumstances described below under “—Certificated Securities”;

●	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form; and

●	you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective.

The Clearing Systems

The following description reflects Uruguay’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg. Uruguay has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg. These systems could change their rules and procedures at any time, and Uruguay takes no responsibility for their actions.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When book-entry securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day, European time, after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When book-entry securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the book-entry securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Unless otherwise specified in a prospectus supplement, Uruguay will issue securities in certificated form only if:

●	the depositary notifies Uruguay that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Uruguay does not appoint a successor depositary or clearing agency within 90 days;

●	Uruguay decides it no longer wishes to have all or part of the securities represented by global securities; or

●	the trustee has instituted or been directed to institute any judicial proceeding to enforce the rights of the holders under the securities and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Uruguay may execute, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Uruguay and to the trustee an indemnity under which it will agree to pay Uruguay, the trustee and any of their respective agents for any losses they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. Uruguay and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If Uruguay issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee as specified in the indenture in New York City, or at the office of any paying agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Uruguay will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Uruguay may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment of principal of, or premium or interest on the securities.

Trustee

The indenture establishes the obligations and duties of the trustee, the right to indemnification of the trustee and the liability and responsibility, including limitations, for actions that the trustee takes. The trustee is entitled to enter into business transactions with Uruguay or any of its affiliates without accounting for any profit resulting from these transactions.

Paying Agents; Transfer Agents; Registrar

Uruguay may appoint paying agents, transfer agents and a registrar with respect to each series of securities, which will be listed at the back of the relevant prospectus supplement. Uruguay may at any time appoint new paying agents, transfer agents and registrars with respect to a series. Uruguay, however, will at all times maintain a principal paying agent, a transfer agent and a registrar in New York City and a paying agent in a member state of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC (as amended from time to time) or any law implementing or complying with, or introduced in order to conform to, such directive. Uruguay will give prompt notice to all holders of securities of any future appointment or any resignation or removal of any paying agent, transfer agent or registrar or of any change by any paying agent, transfer agent or registrar in any of its specified offices.

Notices

Uruguay will mail notices to holders of certificated securities at their registered addresses as reflected in the books and records of the registrar. Uruguay will consider any mailed notice to have been given five business days after it has been sent. Uruguay will give notices to the holders of a global security in accordance with the procedures and practices of the depositary and such notices shall be deemed given upon actual receipt thereof by the depositary.

Uruguay will also publish notices to the holders (a) in a leading newspaper having general circulation in New York City and London (which is expected to be The Wall Street Journal and the Financial Times, respectively) and (b) if and so long as the securities are listed on the Euro MTF market of the Luxembourg Stock Exchange and the rules of the exchange so require, in a leading newspaper having general circulation in Luxembourg (which is expected to be Luxemburger Wort) and on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg is not practicable, Uruguay will publish such notices in a leading English language daily newspaper with general circulation in Europe. Uruguay will consider any published notice to be given on the date of its first publication.

Limitation on Time for Claims

Claims against Uruguay for the payment of principal or interest on the securities (including additional amounts) must be made within four years after the date on which such payment first became due, or a shorter period if provided by law.

Governing Law

The securities and the indenture are governed by, and will be interpreted according to, the law of the State of New York unless otherwise specified in any series of securities, except that all matters related to the consent of holders and any modifications to the indenture or the securities will always be governed by and construed in accordance with the law of the State of New York.

Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment

The securities and the indenture provide that Uruguay will appoint and maintain at all times as its process agent CT Corporation System, with an office on the date of this Prospectus at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States of America. Process may be served upon Uruguay’s process agent in any judicial action or proceeding commenced by the trustee or any holder arising out of or relating to the securities and the indenture in a New York state or federal court sitting in New York City.

The process agent will receive on behalf of Uruguay and its property service of copies of the summons and complaint and any other process that may be served in any such action or proceeding, except actions arising out of U.S. federal or state securities laws, brought in such New York state or federal court sitting in New York City. This service may be made by mailing or delivering a copy of this process to Uruguay at the address specified above for the process agent. Uruguay authorizes and directs the process agent to accept such service on its behalf.

Uruguay also will consent (as an alternative) to the service of process in any actions or proceedings, except actions arising out of U.S. federal or state securities laws, in such New York state or federal court sitting in New York City by the mailing of copies of such process to itself at its address specified in the indenture.

In addition, the trustee or, in actions permitted to be taken by the holders, the holders of securities may serve legal process in any other manner permitted by law and bring any action or proceeding against Uruguay or its property in the competent courts of other proper jurisdictions pursuant to applicable law.

Uruguay is a foreign sovereign state. Consequently, it may be difficult for the trustee or the holders of securities to obtain judgments from courts in the United States or elsewhere against Uruguay. Furthermore, it may be difficult for the trustee or holders to enforce, in the United States or elsewhere, the judgments of United States or foreign courts against Uruguay.

In connection with any legal action relating to the securities, Uruguay will:

●	submit to the jurisdiction of any New York state or federal court sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the securities; and

●	agree that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court and waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction in such action or proceeding on account of the place of residence or domicile of Uruguay.

To the extent that Uruguay has or may acquire or have attributed to it any immunity under any law (including, to the fullest extent permitted, under Uruguayan law), Uruguay will waive that immunity in respect of any claims or actions regarding its obligations under the securities, except that Uruguay will not waive immunity from attachment prior to judgment and attachment in aid of execution under Uruguayan law. Uruguay agrees that this waiver shall be to the fullest extent permitted under the United States Foreign Sovereign Immunities Act of 1976 and is intended to be irrevocable for purposes of that law.

Uruguay reserves the right to plead sovereign immunity under the Foreign Sovereign Immunities Act with respect to actions brought against it under United States federal securities laws or any state securities laws, and Uruguay’s appointment of the process agent will not extend to such actions. Without a waiver of immunity by Uruguay with respect to such actions, it would be impossible to obtain a United States judgment in an action against Uruguay unless a court were to determine that Uruguay is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to that action. However, even if a United States judgment could be obtained in an action under the Foreign Sovereign Immunities Act, it may not be possible to enforce in Uruguay a judgment based on that United States judgment.

Uruguay will waive, to the fullest extent permitted by law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the institution, prosecution or completion of any action or proceeding (including appeals) arising out of or relating to the securities, the posting of any security or the furnishing, directly or indirectly, of any other security.

A judgment obtained against Uruguay in a foreign court can be enforced in the courts of Uruguay, if such judgment is ratified by the Uruguayan Supreme Court. Based on existing law, the Uruguayan Supreme Court will ratify such a judgment:

(a)   if there exists a treaty with the country where such judgment was issued (no such treaty exists at the present time between Uruguay and the United States); or

(b)   if such judgment:

●	complies with all formalities required for the enforceability thereof under the laws of the country where it was issued;

●	has been translated into Spanish, together with related documents, and satisfies the authentication requirements of Uruguayan law;

●	was issued by a competent court after valid service of process upon the parties to the action;

●	was issued after an opportunity was given to the defendant to present its defense;

●	is not subject to further appeal; and

●	is not against Uruguayan public policy.

Indemnification for Foreign Exchange Rate Fluctuations

Uruguay’s obligation to any holder under the securities that has obtained a court judgment affecting those securities will be discharged only to the extent that the holder may purchase the currency in which the securities are denominated, referred to as the “agreement currency,” with the judgment currency. If the holder cannot purchase the agreement currency in the amount originally to be paid, Uruguay agrees to pay the difference. The holder, however, agrees to reimburse Uruguay for the excess if the amount of the agreement currency purchased exceeds the amount originally to be paid to the holder. If Uruguay is in default of its obligations under the securities, however, the holder will not be obligated to reimburse Uruguay for any excess.

TAXATION

The following discussion provides a general summary of certain Uruguayan and U.S. federal income tax considerations that may be relevant to you if you purchase, own or sell the debt securities. This summary is based on tax laws, regulations, rulings and decisions in effect on the date of this prospectus. All of these laws and authorities are subject to change, and any change could be effective retroactively. No assurances can be given that any change in these laws or authorities will not affect the accuracy of the discussion set forth herein. Additional information may be included in the prospectus supplement with respect to a series of the securities. For further information, you should consult your tax advisor to determine the tax consequences relevant to your particular situation. In addition, you may be required to pay stamp taxes and other charges under the laws of the country where you purchase the debt securities.

Uruguayan Taxation

Under existing laws and regulations of Uruguay, if you are not a resident of Uruguay for tax purposes, the principal and interest payments that you receive on the debt securities will be exempt from taxation in Uruguay.

Uruguay will make all principal and interest payments on the debt securities without withholding or deducting any Uruguayan taxes. If the law requires Uruguay to withhold or deduct taxes, Uruguay will pay you any additional amounts necessary to ensure that you receive the same amount as you would have received without the withholding or deduction. For more information, see “Description of the Securities—Additional Amounts.”

United States Federal Taxation

The following is a summary of certain U.S. federal tax consequences resulting from the purchase, ownership and disposition of a debt security and does not purport to be a comprehensive discussion of all the possible United States federal tax consequences of the purchase, ownership or disposition of the debt securities. This summary is based on the United States federal tax laws, including the Internal Revenue Code of 1986, as amended (the “Code”), existing, temporary and proposed regulations, or Treasury Regulations, promulgated thereunder, rulings, official pronouncements and judicial decisions, all as of the date of this prospectus and all of which are subject to change or to different interpretations, possibly with retroactive effect. It deals only with debt securities that are purchased as part of the initial offering and are held as capital assets by purchasers and does not deal with special classes of investors, such as brokers or dealers in securities or currencies, banks, tax-exempt organizations, insurance companies, regulated investment companies, real estate investment trusts, entities classified as partnerships or partners therein, persons holding debt securities as a hedge or hedged against currency risk or as a part of a straddle or conversion transaction, or U.S. holders (as defined below) whose functional currency is not the U.S. dollar. Further, it does not address the alternative minimum tax, the Medicare tax on net investment income or other aspects of United States federal, state or local taxation that may be relevant to a holder in light of such holder’s particular circumstances. The tax consequences of holding a particular debt security will depend, in part, on the particular terms of such debt security as set forth in the applicable prospectus supplement. Prospective purchasers of debt securities should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction of the purchase, ownership and disposition of the debt securities.

In general, a U.S. holder who holds the debt securities or owns a beneficial interest in the debt securities will be subject to U.S. federal income taxation. You are a “U.S. holder” if you are a citizen or resident of the United States, a domestic corporation, or otherwise subject to U.S. federal income tax on a net income basis in respect of the debt securities. If you are a U.S. holder, any interest you receive on the debt securities will be considered ordinary interest income on which you will be taxed in accordance with the method of accounting you generally use for tax purposes. In the event the debt securities are issued with more than de minimis original issue discount (“OID”) for U.S. federal income tax purposes, a U.S. holder will be required to include OID in income on a constant-yield basis over the life of the debt securities. The remainder of the discussion assumes that the debt securities will be issued without more than a de minimis amount of OID.

If you are a U.S. holder, when you sell, exchange or otherwise dispose of debt securities, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (except any amounts attributable to accrued but unpaid interest, which will be subject to tax as such) and your tax basis in the debt securities. You will generally recognize gain or loss on principal payments on a pro rata basis as principal payments are made. Your tax basis in a debt security generally will equal the cost of the debt security to you, reduced by amounts attributable to payments of principal previously received in respect of such debt security. If you are an individual and the debt security being sold, exchanged or otherwise disposed of is held for more than one year, you may be eligible for reduced rates of taxation on any capital gain realized. Your ability to deduct capital losses is subject to limitations.

Under current U.S. federal income tax law, if you are an individual, corporation, estate or trust and are not a United States person (a “non-U.S. holder”), the interest that you receive on the debt securities generally will be exempt from U.S. federal income tax, including withholding tax, unless the interest you receive is effectively connected with your conduct of a trade or business in the United States and certain other conditions are met, and any gain you realize on a sale or exchange of the debt securities generally will be exempt from U.S. federal income tax, including withholding tax, unless (i) your gain is effectively connected with your conduct of a trade or business in the United States or (ii) you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale or exchange and certain other conditions are met. A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to U.S. federal estate tax.

Information returns may also be required to be filed with the IRS in connection with payments made on the debt securities. If you are a United States person, you generally will not be subject to U.S. backup withholding tax on such payments if you provide your taxpayer identification number and certify that you are not subject to backup withholding. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certain certification procedures.

European Union Directive on the Taxation of Savings Income

Under Council Directive 2003/48/EC on the taxation of savings income (the “Savings Directive”), each Member State of the European Union (each, a “Member State”) is required to provide to the tax or other relevant authorities of another Member State details of payments of interest or other similar income made by a person within its jurisdiction to an individual or certain other types of person resident in that other Member State. However, for a transitional period, Austria has instead opted to apply a withholding system in relation to such payments, deducting tax at the rate of 35%, unless during that period it elects otherwise. The transitional period is to terminate following agreement by certain non-European Union countries to exchange of information relating to such payments. A number of non-European Union countries, and certain dependent or associated territories of certain Member States, have agreed to adopt similar measures (either provision of information or transitional withholding).

The Council of the European Union has adopted a directive amending the Savings Directive (the “Amending Directive”) which, if implemented, would broaden the Savings Directive’s scope. The Member States will have until January 1, 2016 to adopt national legislation necessary to comply with the Amending Directive, which legislation must apply from January 1, 2017. The changes made under the Amending Directive include extending the scope of the Savings Directive to payments made to certain other entities and legal arrangements (including certain trusts and partnerships), where certain conditions are satisfied.

However, the European Commission has proposed the repeal of the Savings Directive from January 1, 2017 in the case of Austria and from January 1, 2016 in the case of all other Member States. This is to prevent overlap between the Savings Directive and a new automatic exchange of information regime to be implemented under Council Directive 2011/16/EU on Administrative Cooperation in the field of Taxation (as amended by Council Directive 2014/107/EU). The proposal also provides that, if it proceeds, Member States will not be required to apply the new requirements of the Amending Directive.

Investors who are in any doubt as to their position should consult their professional advisers.

PLAN OF DISTRIBUTION

Terms of Sale

Uruguay will describe the terms of a particular offering of securities in the applicable prospectus supplement, including the following:

●	the name or names of any underwriters, dealer/managers or agents;

●	the purchase price of the securities, if any;

●	the proceeds to Uruguay from the sale, if any;

●	any underwriting discounts and other items constituting underwriters’ compensation;

●	any agents’ commissions;

●	any initial public offering price of the securities;

●	any concessions allowed or reallowed or paid to dealers; and

●	any securities exchanges on which such securities may be listed.

Uruguay may agree to indemnify any agents and underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933. The agents and underwriters may also be entitled to contribution from Uruguay for payments they make relating to these liabilities. Agents and underwriters may engage in transactions with or perform services for Uruguay in the ordinary course of business.

Method of Sale

Uruguay may sell the securities in any of three ways:

●	through underwriters or dealers;

●	directly to one or more purchasers; or

●	through agents.

If Uruguay uses underwriters or dealers in a sale, they will acquire the securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Uruguay may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of securities may be subject to conditions. The underwriters may change the initial public offering price or any concessions allowed or reallowed or paid to dealers.

Uruguay may also sell the securities directly or through agents. Any agent will generally act on a reasonable best efforts basis for the period of its appointment. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Uruguay may pay those agents.

In compliance with applicable guidelines of the Financial Industry Regulatory Authority or “FINRA,” the maximum compensation to the underwriters or agents in connection with the sale of securities pursuant to the applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of the securities as set forth on the cover page of the applicable prospectus supplement.

Uruguay may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase a particular offering of securities at the public offering price using delayed delivery contracts. These contracts provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

In addition, Uruguay may offer the securities to holders of other securities issued or guaranteed by Uruguay as consideration for Uruguay’s purchase or exchange of the other securities, including as part of a reprofiling of Uruguay’s public debt. Uruguay may conduct such an offer either (a) through a publicly announced tender or exchange offer for the other securities or (b) through privately negotiated transactions. This type of offer may be in addition to sales of the same securities using the methods discussed above.

Non-U.S. Offerings

Uruguay will generally not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, Uruguay cannot offer, sell or deliver such securities within the United States or to U.S. persons. When Uruguay offers or sells securities outside the United States, each underwriter or dealer will acknowledge that the securities:

●	have not been and will not be registered under the Securities Act; and

●	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

●	Each underwriter or dealer will agree that:

●	it has not offered or sold, and will not offer or sell, any of these unregistered securities within the United States, except pursuant to Rule 903 of Regulation S under the Securities Act; and

●	neither it nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts regarding these securities.

OFFICIAL STATEMENTS

Information in this prospectus whose source is identified as a publication of, or supplied by, Uruguay or one of Uruguay’s agencies or instrumentalities relies on the authority of such publication as a public official document of Uruguay. All other information in this prospectus, any prospectus supplement and in the registration statement for the securities that Uruguay has filed with the SEC (of which this prospectus is a part) is included as an official public statement made on the authority of Mr. Mario Bergara, the Minister of Economy and Finance of Uruguay.

VALIDITY OF THE SECURITIES

The following persons, whose addresses will appear on the inside back cover of the applicable prospectus supplement or pricing supplement, will give opinions regarding the validity of the securities:

●	For Uruguay:

●	as to all matters of Uruguayan law, Counsel to the Ministry of Economy and Finance of Uruguay; and

●	as to all matters of U.S. law, Cleary Gottlieb Steen & Hamilton LLP, special New York counsel to Uruguay and or any other counsel to Uruguay named in the applicable prospectus supplement.

●	For the underwriters, if any:

●	as to all matters of U.S. law, any U.S. counsel to the underwriters named in the applicable prospectus supplement; and

●	as to all matters of Uruguayan law, any Uruguayan counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Uruguayan law:

●	Cleary Gottlieb Steen & Hamilton LLP, or any other counsel to Uruguay named in the applicable prospectus supplement, may rely on the opinion of Counsel to the Ministry of Economy and Finance of Uruguay; and

●	Any U.S. counsel to the underwriters may rely on the opinions of Counsel to the Ministry of Economy and Finance of Uruguay and any Uruguayan counsel to the underwriters.

As to all matters of U.S. law:

●	Counsel to the Ministry of Economy and Finance of Uruguay may rely on the opinion of Cleary Gottlieb Steen & Hamilton LLP, or any other counsel to Uruguay named in the applicable prospectus supplement; and

●	Any Uruguayan counsel to the underwriters may rely on the opinion of any U.S. counsel to the underwriters.

AUTHORIZED REPRESENTATIVE

The Authorized Representative of Uruguay in the United States is Carlos Pita, the Ambassador of Uruguay to the United States of America, whose address is 1913 I Street N.W., Lobby, Washington, D.C. 20006.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that Uruguay filed with the U.S. Securities and Exchange Commission. This prospectus does not contain all of the information provided in the registration statement. For further information, you should refer to the registration statement.

Uruguay is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Uruguay commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 2004. These reports include certain financial, statistical and other information concerning Uruguay. Uruguay may also file amendments on Form 18-K/A to its annual reports for the purpose of filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, these exhibits will be incorporated by reference into this registration statement.

You can request copies of the registration statement, including its various exhibits, upon payment of a duplicating fee, by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

Any filings that Uruguay makes electronically are available to the public over the Internet at the SEC’s website (www.sec.gov). Please call the SEC at 1-800-SEC-0330 for further information.

The SEC allows Uruguay to incorporate by reference some information that Uruguay files with the SEC. Incorporated documents are considered part of this prospectus. Uruguay can disclose important information to you by referring you to those documents. The following documents, which Uruguay has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus, any accompanying prospectus supplement and any accompanying pricing supplement:

●	Uruguay’s annual report on Form 18-K for the year ended December 31, 2014 filed with the SEC on August 24, 2015 (the “2014 Annual Report”);

●	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and prior to the termination of the offering of the debt securities and/or warrants.

Later information that Uruguay files with the SEC will update and supersede earlier information that it has filed.

Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

República Oriental del Uruguay
c/o Ministry of Economy and Finance
Colonia 1089—Third Floor
11100 Montevideo
República Oriental del Uruguay
Fax No.: 598-2-1712-2716
Attention: Debt Management Unit

Uruguay’s SEC file number is 333-07128

THE ISSUER

República Oriental del Uruguay
c/o Ministry of Economy and
Finance
Colonia 1089 — Third Floor
11100 Montevideo
Uruguay

TRUSTEE, REGISTRAR,
TRANSFER AGENT AND
PAYING AGENT
The Bank of New York Mellon
101 Barclay Street, Floor 7E
New York, New York 10286
United States

PAYING AGENT AND TRANSFER AGENT IN LUXEMBOURG
The Bank of New York Mellon (Luxembourg) S.A.
Vertigo Building-Polaris
2-4 rue Eugène Ruppert
L-2453 Luxembourg

LISTING AGENT
The Bank of New York Mellon (Luxembourg) S.A.
Vertigo Building-Polaris
2-4 rue Eugène Ruppert
L-2453 Luxembourg

LEGAL ADVISORS

To Uruguay as to U.S. law: Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 United States	To Uruguay as to Uruguayan law: Dr. Fernando Scelza Counsel to the Ministry of Economy and Finance of the Republic of Uruguay Colonia 1089 11100 Montevideo Uruguay

To the underwriters as to U.S. law: Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 United States	To the underwriters as to Uruguayan law: Guyer & Regules Plaza Independencia 811 11100 Montevideo Uruguay

República Oriental del Uruguay